UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 23, 2015

W&T Offshore, Inc.

(Exact name of registrant as specified in its charter)

1-32414

(Commission

File Number)

Texas	72-1121985
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

Nine Greenway Plaza, Suite 300

Houston, Texas 77046

(Address of Principal Executive Offices)

713.626.8525

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 23, 2015, W&T Offshore, Inc. (the “Company”) entered into the First Amendment to Fifth Amended and Restated Credit Agreement among the Company, as the borrower, Toronto Dominion (Texas) LLC, as the administrative agent, the lenders and other parties thereto (the “Amendment”). The Amendment amended the Company’s Fifth Amended and Restated Credit Agreement dated as of November 8, 2013 (the “Original Credit Agreement,” and the Original Credit Agreement as amended by the Amendment, the “Credit Agreement”), which provides a secured revolving bank credit facility that matures on November 8, 2018. At March 31, 2015, there were $514 million of borrowings and approximately $0.6 million of letters of credit outstanding under the revolving bank credit facility. The Amendment sets the borrowing base as of the date of the Amendment at $600 million, subject to adjustments as described below.

The Amendment increased the applicable margin applied to borrowings under the Credit Agreement by 50 basis points (0.5%) on an annual basis such that the LIBOR borrowings are subject to applicable margins ranging from 2.25% to 3.25% and alternate base rate borrowings are subject to applicable margins ranging from 1.25% to 2.25%.

The Amendment permits the Company to issue additional unsecured indebtedness (or indebtedness which is subordinate in security compared to the lien securing the indebtedness under the Credit Agreement) above its current $900 million in aggregate principal amount of outstanding senior notes, provided that, among other things, (A) no event of default has occurred or would result from such incurrence, (B) the Company is in compliance with its current ratio, leverage ratio, secured debt leverage ratio and interest coverage ratio after giving pro forma effect to the incurrence of the additional indebtedness, and (C) such additional indebtedness matures at least six months after the maturity date of the Credit Agreement and is not subject to covenants and events of default that are, taken as a whole, materially more onerous than those provided for in the Credit Agreement.

Following the Amendment, if the Company issues additional unsecured indebtedness in excess of the $900 million in aggregate principal amount of existing senior notes or if the Company issues debt that is subordinated in security to the indebtedness secured under the Credit Agreement, the borrowing base then in effect will be reduced by $0.33 for each dollar of such excess until the borrowing base is redetermined. In addition, the borrowing base will be reduced to $550 million effective October 1, 2015 irrespective of whether any additional indebtedness is issued. The Amendment also restricts the ability of the Company to make distributions or repurchase the existing senior notes or other permitted indebtedness (i) until June 30, 2016, (ii) if an event of default is continuing or would result from such distribution or (iii) if a borrowing base deficiency is continuing or would result therefrom; provided that the restriction in clause (i) of this sentence does not apply to (A) scheduled payments of interest, principal or redemptions on the Company’s existing senior notes or other permitted additional debt and (B) the redemption or repurchase by the Company of its outstanding senior notes in an aggregate principal amount equal to the aggregate principal amount of any new issuance of senior unsecured notes, provided that any such new notes are not subject to covenants and events of default that are, taken as a whole, materially more restrictive on the Company than its outstanding senior notes and such new notes mature at least six months after the maturity date of the Credit Agreement.

The Amendment revised the financial covenants, with definitions of capitalized terms contained in the Credit Agreement, as follows:

•	the maximum Leverage Ratio test is suspended through the first quarter of 2016; then limited to 5.00:1.00 for the second quarter of 2016; 4.50:1.00 for the third quarter of 2016; and 4.00:1.00 thereafter;

•	the minimum Current Ratio is 0.75:1.00 for the first quarter of 2015 through the fourth quarter of 2015; and 1.00:1.00 thereafter;

•	a maximum First Lien Leverage Ratio of 2.50:1.00 is effective for the first quarter of 2015 and thereafter;

•	a maximum Secured Debt Leverage Ratio of 3.50:1.00 is effective for the first quarter of 2015 and thereafter; and

•	a minimum Interest Coverage Ratio of 2.20:1.00 is effective for the first quarter of 2015 and thereafter.

The Amendment increases the mortgaged collateral requirement from 80% to 90% of the total value of both the (i) total proved oil and gas reserves of the loan parties and (ii) the proved developed producing reserves of the loan parties. The Amendment requires the Company to establish and maintain minimum hedge positions of 25% of estimated oil and gas production for the remainder of 2015 and 35% of estimated oil and gas production for 2016.

The foregoing description of the Credit Agreement and the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is filed with this Current Report on Form 8-K as Exhibit 10.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above hereby is incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

Exhibit 10.1	First Amendment to the Fifth Amended and Restated Credit Agreement, dated as of April 23, 2015, by and among W&T Offshore, Inc., Toronto Dominion (Texas) LLC, as agent and the various agents and lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

W&T OFFSHORE, INC.
(Registrant)

Dated: April 27, 2015	By:	/s/ John D. Gibbons
John D. Gibbons
Senior Vice President and Chief Financial Officer